Exhibit 99.1

  Possis Medical, Inc. Reports Fourth-Quarter and Full-Year Results;
         Quarterly Revenue and Earnings in Line with Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 20, 2006--Possis Medical, Inc. (NASDAQ:POSS), today reported sales of $16.0 million for the fiscal fourth quarter ended July 31, 2006, versus $16.3 million in the year-ago period, and up from $15.2 million sequentially in the fiscal 2006 third quarter.
    The company reported fourth-quarter net income, on a generally accepted accounting principles (GAAP) basis, of $479,000, or $0.03 per diluted share. This includes stock-based compensation expense of $710,000, net of tax, or $0.04 per diluted share, due to the implementation of SFAS 123(R). Net income prior to fiscal 2006 did not include stock-based compensation expense.
    Non-GAAP (pro forma) net income, adjusted to eliminate the effect of stock-based compensation expense for the fiscal 2006 fourth quarter was $1.2 million, or $0.07 per diluted share. This compares with net income of $1.3 million, or $0.07 per diluted share, in the fourth quarter of fiscal 2005, and with non-GAAP net income of $542,000, or $0.03 per diluted share, sequentially in the third quarter of fiscal 2006. Please refer to the non-GAAP "Consolidated Statements of Income and Comprehensive Income" included in this press release, as well as the table reconciling net income per diluted share on a GAAP basis to net income per share on a non-GAAP basis.
    Possis Medical's fiscal 2006 fourth-quarter revenue and GAAP net income were within the range of its previously issued expectations.
    "While fiscal 2006 proved to be a challenging year for Possis, we ended the year on a promising note: meeting our expectations for the fourth quarter and delivering solid sequential increases," said Robert
G. Dutcher, CEO of Possis Medical. "At other times in our past, we have endured difficult operational periods and emerged stronger due to our focus, prudent financial management and superior technology. We enter fiscal 2007 with a strong cash position, a full product pipeline, promising new clinical science and the continued commitment to research and development needed for growth."
    Earlier in fiscal 2006, turnover in the Possis' sales force contributed to sales execution issues. According to Dutcher, the company has restructured both the sales force and its compensation plan. The new structure will increase the number of quota-carrying territories and strengthen overall sales expertise. Additionally, the new compensation plan is designed to attract and retain talent and maximize incremental sales growth. Possis is currently in the process of training new hires and expects to be fully staffed and trained by the end of September. Going forward, the company expects to return to a more normal level of turnover in its sales force.
    For the fiscal year ended July 31, 2006, sales totaled $61.9 million, versus $65.1 million in the prior year. Net income for the 12 months was $809,000, or $0.05 per diluted share, on a GAAP basis, including stock-based compensation expense of $3.0 million, net of tax, or $0.17 per diluted share. Non-GAAP (pro forma) net income totaled $3.8 million, or $0.21 per diluted share, compared to $6.2 million, or $0.34 per diluted share, for fiscal 2005.
    In the fiscal 2006 fourth quarter, Possis sold 29 AngioJet(R) Drive Units worldwide and 22 in the U.S. Total U.S. drive units in the field, which contributes to catheter sales, increased to 1,672 at the end of the fiscal 2006 fourth quarter from 1,645 units at the end of the fiscal 2006 third quarter. The average catheter utilization rate per installed drive unit, a measure of recurring usage, improved sequentially to 7.1 in the fourth quarter compared to 6.6 in the third quarter. Catheter utilization was 8.2 in the fourth quarter of fiscal 2005.
    "Even with the interventional medical community eagerly awaiting approval of our next-generation AngioJet drive unit, the Ultra Console, we continued to deliver meaningful drive unit sales during the fourth quarter. We expect the Ultra Console to help generate new growth for our AngioJet business going forward," said Dutcher.
    The company's gross profit margin was 71.5 percent in the fourth quarter, versus 74.1 percent in the year-ago fourth quarter. For the year, Possis' gross profit margin was 72.3 percent, versus 73.9 percent in fiscal 2005. The quarterly and full-year decreases were primarily due to lower sales volume. Average selling prices remained firm across the company's product lines.
    Selling, general and administrative expenses (SG&A) increased by $1.2 million from the same period last year, to $8.7 million in the three months ended July 31, 2006. For the year, SG&A rose by $4.4 million from fiscal 2005, to $33.0 million. The increase in both the quarter and full year are attributable primarily to SFAS 123(R) stock-based compensation charges combined with marketing, clinical study and field sales expenditures.
    Fourth quarter 2006 research and development (R&D) spending decreased by $540,000, from the prior-year period, to $2.3 million. The prior-year period reflected high levels of spending to complete development of the AngioJet Ultra Console. For fiscal 2006, R&D spending increased by $400,000 to $10.9 million, due primarily to stock-based compensation expense. R&D spending was 18 percent of revenue in fiscal 2006, reaffirming Possis' ongoing commitment to develop and bring new products to market.
    The company reported that at July 31, 2006, cash, cash equivalents, and marketable securities had increased to $48.1 million, from $45.8 million at April 30, 2006. In fiscal 2006, Possis repurchased approximately $3.2 million of its common shares. Possis repurchased $550,000 of common stock in the most recent quarter. The company expects to continue share repurchases in fiscal 2007 to help offset stock-based compensation programs.
    "Possis has a proven business model and strong balance sheet that have allowed us to remain profitable in a challenging environment while still investing aggressively in R&D," said Dutcher. "Because of our R&D investments in fiscal 2006, we have a full product pipeline that will provide the fuel for a return to growth in fiscal 2007 and beyond."
    Dutcher added, "Today, our market-leading AngioJet technology is approved for use in three areas of the human body. Our goal moving forward is to expand the use of AngioJet thrombectomy throughout the body--including new areas such as treating deep vein thrombosis (DVT), pulmonary embolism (PE) and ischemic stroke. In addition, we are looking beyond our current thrombectomy markets and focusing on introducing new products that address unmet needs in the broader endovascular treatment market. These new products will come from internal development efforts and possibly partnerships with other companies."

    Product Introduction and Development Update

    GuardDOG(R) Occlusion System

    Possis recently received 510(k) clearance from the FDA to use its GuardDOG Occlusion System during treatment of peripheral vascular disease. The GuardDOG System enables physicians to quickly and effectively manage local blood flow while employing interventional techniques and devices such as the AngioJet System to treat vascular disease. Peripheral vascular disease is a potentially limb- and life-threatening condition, and the GuardDOG Occlusion System provides a new option for controlling local blood flow and facilitating infusion of therapeutic or diagnostic fluids, as well as delivery of interventional devices.
    Possis is currently completing necessary production requirements in preparation for market evaluations at select medical sites to support full U.S. market release of the GuardDOG system by the end of the 2006 calendar year.

    Spiroflex(R) Catheter Family

    Possis has a submission for coronary approval for the Spiroflex catheter pending with FDA. Spiroflex is already marketed for peripheral arterial thrombus. In addition, Possis recently added a new member to the Spiroflex catheter family, the Spiroflex VG catheter. The new model, designed to replace the company's existing XVG catheter, is the first AngioJet catheter of its size to be offered in a Rapid Exchange platform.
    Utilizing its proprietary Spiroflex shaft technology, the Spiroflex VG catheter benefits from several design improvements made to the most recent generation of Possis Medical products. This new catheter offers improved trackability inside the vessel and includes tip and hub improvements found on the original Spiroflex catheter released earlier in fiscal year 2006.
    The Spiroflex VG catheter is now fully released for sale in the U.S. for peripheral use, and the company will submit it for coronary approval in the U.S. in the coming weeks. The Spiroflex has received coronary CE mark approval, and application will soon be made for the Spiroflex VG. Said Dutcher, "The combination of our family of Spiroflex catheters and our new Ultra Console forms the next-generation AngioJet system: a quick, effective and safe way to remove thrombus."

    SafeSeal(TM) Hemostasis Patch

    In June 2006, Possis Medical secured exclusive U.S. distribution rights to the SafeSeal(TM) Hemostasis Patch, a topical wound dressing that decreases the time needed to control bleeding from the puncture made into a blood vessel to perform an endovascular procedure.
    Since its launch, SafeSeal has achieved revenues of $148,000. Possis estimates the total realizable market opportunity to be $45 million today and growing to $100 million by 2009.
    The launch of the SafeSeal patch is part of Possis' increased efforts to leverage its customer base and sales force by increasing its catalog of endovascular treatment products beyond the AngioJet system. Current Possis customers can benefit from an expanding catalog of unique interventional products.

    AngioJet Ultra Console

    The AngioJet Ultra Console is the next-generation AngioJet Drive Unit. Designed to create and monitor flow of the saline solution that is delivered to the catheter tip, the Ultra Console provides significantly more flexibility and an easier set-up process, making it much simpler to operate than Possis' current drive unit.
    Said Dutcher, "Our submission for the Ultra Console continues in active review at the FDA, and we hope for approval in the next few months. We're very excited about the potential of this unit--it is the foundation that will help generate the next generation of growth for our AngioJet thrombectomy business. We anticipate a full market launch in fiscal 2007."

    Clinical Science Update

    During the year, Possis made significant progress on important new clinical science. Initiatives centered on strengthening support for the AngioJet system in its core markets, and developing its use in new markets, including DVT and PE.

    Journal of Invasive Cardiology Publishes New Results of AngioJet Thrombectomy Use in High-Risk Patients

    In July, important new observational studies of the AngioJet Thrombectomy System for treating heart attack patients were published as a supplement to The Journal of Invasive Cardiology. The supplement detailed "real-world" results from five patient registries presented by a panel of leading interventional cardiologists during the March 2006 annual convention of the American College of Cardiology (ACC).
    These registry results led the panel to conclude in part that "use of the AngioJet with primary percutaneous catheter-based intervention
(PCI) is safe and suggest, that the AngioJet may improve procedural and clinical outcomes in a broad spectrum of real-world ST-elevation myocardial infarction (STEMI) patients treated with primary PCI."
    Said Dutcher, "This peer-reviewed Supplement is a valuable compendium of clinical evidence that AngioJet thrombectomy in heart attack patients with visible thrombus is safe and effective at rapidly resolving the thrombus and restoring flow--and results in better clinical outcomes. This is an important step in helping physicians understand the clinical value AngioJet thrombectomy brings to the treatment of coronary thrombus in a variety of settings."
    As a further step, Possis is working with a leading clinical researcher and trialist to combine all available AngioJet clinical experience in treating acute coronary syndrome patients into a single large clinical dataset suitable for a more sophisticated meta-analysis of AngioJet safety and benefit in such patients. If successful, this effort could be presented or published later in fiscal 2007.

    Venus Applications

    Beyond its current mechanical thrombectomy markets, Possis is working with the FDA to secure the appropriate approvals to use AngioJet thrombectomy to treat DVT. Initially, the company had submitted an investigational device exemption (IDE) to the FDA for permission to sponsor a clinical trial, called APEX-D. This remains in active discussion with FDA. In addition, and partly in response to this process, Possis has also filed a 510(k) seeking market clearance for general venous use of the AngioJet Xpeedior(R) catheter, currently marketed for peripheral arterial thrombus.
    Said Dutcher, "A favorable reply from FDA would be an important first step, giving us initial, general-market clearance for venous use, from which future clinical study results could establish a more compelling therapeutic benefit for AngioJet treatment of venous thrombus."

    JETSTENT

    Possis' JETSTENT clinical trial has enrolled 114 patients to date, triggering the first planned interim analysis that is now underway. The intention of the interim analysis is to assure that patient randomization to the two treatment arms is effective, that protocol compliance is high, and that endpoints and other outcomes being evaluated are appropriate.

    Dr. Sianos' Experience

    The company recently announced that Dr. Georgios Sianos at the Thoraxcentre in Rotterdam, The Netherlands, presented compelling results showing that AngioJet thrombectomy in heart attack patients with large thrombus prior to treatment with drug eluting stents markedly reduces the incidence of stent thrombosis in follow-up out to two years. Dr. Sianos' results were presented this year at the May 2006 EuroPCR meeting in Paris, and most recently at the September meeting of the European Society of Cardiology/World Congress of Cardiology in Barcelona. They also will be presented at the October Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, DC, and in November at the American Heart Association meeting in Chicago. Dr. Sianos' analyses have been submitted for publication to the Journal of the American College of Cardiology.
    According to Possis, new reports concerning the higher risk of coronary blood clots forming after implantation of drug-eluting stents
(DES) present an exciting new opportunity to establish the value of AngioJet thrombectomy in reducing stent thrombosis.
    Noted Dutcher, "In June, the Wall Street Journal reported that some U.S. hospitals are decreasing their use of drug-eluting stents because of mounting concern over higher rates of late-stent thrombosis among patients who receive them. In addition, a major stent manufacturer confirmed that its recent internal re-analysis revealed a statistically significant increase in late-stent thrombosis with its drug eluting stents, compared to its bare-metal stents. And the U.S. FDA has made recent statements describing its close monitoring of the evolving situation as well. Clearly, this is an important issue and finding a solution is critical."
    Continued Dutcher, "The compelling and very favorable results being reported by Dr. Sianos and his colleagues reinforce other research that identifies thrombus as a significant risk factor for subsequent major complications such as stent thrombosis. The results also strongly suggest that for heart attack patients with large thrombus, AngioJet thrombectomy before treatment with drug-eluting stents provides safer long-term outcomes. We will vigorously pursue additional future research opportunities to further explore this important benefit."

    Business Outlook

    Looking ahead to fiscal 2007, Possis Medical anticipates sales in the range of $70 million to $76 million, with gross margins in the low-to-mid 70's, as a percent of sales. Non-GAAP (pro forma) net income per diluted share for fiscal 2007 is estimated to range between $0.34 and $0.48 per share. GAAP net income per diluted share, which includes the impact of SFAS 123(R) stock-based compensation expense, is expected to be in the range of $0.17 - to $0.31 per share.
    The company anticipates first-quarter net sales of $15.5 million to $16 million and non-GAAP (pro forma) net income, as adjusted to eliminate SFAS 123(R) for stock-compensation expense, in the range between breakeven and $.03 per diluted share. Possis expects to incur a GAAP net loss, which includes SFAS 123(R), of between $.01 and $.04 per diluted share in the first quarter of fiscal 2007.
    "Looking forward, we are excited by the momentum that we bring into fiscal 2007. We will have a fully staffed and trained sales force, a portfolio of core products and new products such as GuardDOG that meet the needs of the broader thrombus management market. With our solid financial platform, strong product pipeline, a focus on R&D and a commitment to new clinical science, we're well positioned for fiscal 2007," concluded Dutcher.
    The company will host a conference call today, Wednesday, Sept. 20, 2006 at 9:30 am (CT). Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss the fourth-quarter and full-year operating results and their outlook for fiscal 2007.
    To join the conference call, dial 1-888-889-7567 (international 1-517-645-6377) and give the password "conference." A replay of the conference call will be available one hour after the call ends through 11:59 P.M. (CT) on September 27, 2006. To access the replay, dial 1-866-443-8013 (international 1-203-369-1124).
    For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.
    Possis Medical, Inc. develops manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet Rheolytic Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions and indications, clinical initiatives, and sales force productivity and turnover. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage, our ability to effectively manage new product development timelines, the effectiveness of our initiatives to reduce sales force turnover and improve productivity, and our ability to generate suitable clinical registry data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.
    This release includes non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) key business indicators, and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, including cost of medical products, operating expenses (including selling, general and administrative, and research and development), and provision for income taxes. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Possis believes that the presentation of non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, non-GAAP (pro forma) key business indicators and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, when shown in conjunction with the corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Possis further believes that where the adjustments used in calculating non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share are based on specific identified charges that impact different line items in the statements of income (including cost of medical products, selling, general and administrative and research and development expense), that it is useful to investors to know how these specific line items in the statements of income are affected by these adjustments. In particular, as Possis begins to apply SFAS 123(R), it believes that it is useful to investors to understand how the expenses associated with the application of SFAS 123(R) are reflected on its Consolidated Statements of Income and Comprehensive Income.


             POSSIS MEDICAL, INC. CONSOLIDATED STATEMENTS
                  OF INCOME AND COMPREHENSIVE INCOME
                              (UNAUDITED)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                    July 31,     July 31,     July 31,     July 31,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Product sales..... $16,049,769  $16,280,480  $61,879,378  $65,053,329

Cost of sales and
 other expenses:
  Cost of medical
   products.......   4,581,390    4,223,856   17,114,312   16,966,874
  Selling, general
   and
   administrative.   8,675,864    7,498,389   32,990,441   28,625,132
  Research and
   development....   2,330,225    2,870,227   10,907,289   10,501,719
                   ------------ ------------ ------------ ------------
     Total cost of
      sales and
      other
      expenses....  15,587,479   14,592,472   61,012,042   56,093,725
                   ------------ ------------ ------------ ------------

Operating income..     462,290    1,688,008      867,336    8,959,604
  Interest income.     516,852      360,921    1,812,900    1,274,149
  Loss on sale of
   securities.....     (12,150)     (13,327)    (148,476)    (114,401)
                   ------------ ------------ ------------ ------------

Income before
 income taxes.....     966,992    2,035,602    2,531,760   10,119,352
Income tax
 provision........     487,948      758,048    1,723,159    3,963,934
                   ------------ ------------ ------------ ------------

Net income........     479,044    1,277,554      808,601    6,155,418

Other
 comprehensive
 loss, net of tax:
Unrealized gain
 (loss) on
 securities.......       9,000     (108,000)     (89,000)    (104,000)
                   ------------ ------------ ------------ ------------
Comprehensive
 income...........    $488,044   $1,169,554     $719,601   $6,051,418
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
     Basic........  17,181,540   17,303,812   17,223,562   17,616,072
     Diluted......  17,490,821   17,822,780   17,824,739   18,310,906

Net income per
 common share:
     Basic........       $0.03        $0.07        $0.05        $0.35
                   ============ ============ ============ ============
     Diluted......       $0.03        $0.07        $0.05        $0.34
                   ============ ============ ============ ============

Note: Net income for the three and twelve months ended July 31, 2006 includes stock-based compensation expense of $710,000 and $2,962,000, net of tax, due to the implementation of SFAS 123(R).

Net income for the three and twelve months ended July 31, 2005 did not include stock-based compensation expense under SFAS 123(R). The table below reflects net income and diluted net income per share for the three and twelve months ended July 31, 2006 compared with the three and twelve months ended July 31, 2005 including the pro forma stock-based compensation expense as follows:


                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                    July 31,     July 31,     July 31,     July 31,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Net income - as
 reported.                       $1,277,554                $6,155,418
Stock-based
 compensation
 expense, net of
 tax - as
 reported.                        1,210,000                 3,169,000
                   ------------ ------------ ------------ ------------
Net (loss) income,
 including the
 effect of stock-
 based
 compensation
 expense.             $479,044      $67,554     $808,601   $2,986,418
                   ============ ============ ============ ============
Diluted net income
 per share - as
 reported.                            $0.07                     $0.34
Stock-based
 compensation
 expense, net of
 tax, as reported.                    (0.07)                    (.017)
                   ------------ ------------ ------------ ------------
Diluted net (loss)
 income per share,
 including the
 effect of stock-
 based
 compensation
 expense.                $0.03        $0.00        $0.05        $0.16
                   ============ ============ ============ ============


                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
            NON-GAAP (PRO FORMA) CONSOLIDATED STATEMENTS OF
                    INCOME AND COMPREHENSIVE INCOME
                              (UNAUDITED)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                    July 31,     July 31,     July 31,     July 31,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Product sales..... $16,049,769  $16,280,480  $61,879,378  $65,053,329

Cost of sales and
 other expenses:
  Cost of medical
   products.......   4,484,390    4,223,856   16,696,312   16,966,874
  Selling, general
   and
   administrative.   8,095,864    7,498,389   30,711,441   28,625,132
  Research and
   development....   2,147,225    2,870,227   10,142,289   10,501,719
                   ------------ ------------ ------------ ------------
     Cost of sales
      and other
      expenses....  14,727,479   14,592,472   57,550,042   56,093,725
                   ------------ ------------ ------------ ------------

Operating income..   1,322,290    1,688,008    4,329,336    8,959,604
  Interest income.     516,852      360,921    1,812,900    1,274,149
  Loss on sale of
   securities.....     (12,150)     (13,327)    (148,476)    (114,401)
                   ------------ ------------ ------------ ------------

Income before
 income taxes.....   1,826,992    2,035,602    5,993,760   10,119,352
Provision for
 income taxes.....     637,948      758,048    2,223,159    3,963,934
                   ------------ ------------ ------------ ------------

Net income........   1,189,044    1,277,554    3,770,601    6,155,418

Other
 comprehensive
 income, net of
 tax:
Unrealized gain
 (loss) on
 securities.......       9,000     (108,000)     (89,000)    (104,000)
                   ------------ ------------ ------------ ------------
Comprehensive
 income...........   1,198,044   $1,169,554    3,681,601   $6,051,418
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
     Basic........  17,181,540   17,303,812   17,223,562   17,616,072
     Diluted......  17,490,821   17,822,780   17,824,739   18,310,906

Net income per
 common share:
     Basic........       $0.07        $0.07        $0.22        $0.35
                   ============ ============ ============ ============
     Diluted......       $0.07        $0.07        $0.21        $0.34
                   ============ ============ ============ ============

Note: The impact of SFAS 123(R) is excluded from the three and twelve months ending July 31, 2006; the three and twelve months ending July 31, 2005, is shown as reported.


                         POSSIS MEDICAL, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                              July 31,     July 31,
ASSETS                                           2006         2005
                                             ------------ ------------

CURRENT ASSETS:
  Cash and cash equivalents.................  $3,505,796   $5,257,244
  Marketable securities.....................  44,610,130   39,169,811
  Trade receivables (less allowance for
   doubtful accounts and returns of $572,000
   and $669,000, respectively)..............   8,356,776    8,274,839
  Inventories...............................   5,915,950    5,830,204
  Prepaid expenses and other assets.........   1,663,322    1,158,214
  Deferred tax assets.......................   1,331,000    1,042,000
                                             ------------ ------------
    Total current assets....................  65,382,974   60,732,312

PROPERTY AND EQUIPMENT, net.................   5,090,198    4,879,221

DEFERRED TAX ASSET, net.....................  10,756,000   12,113,949

OTHER ASSETS................................     723,262      425,914
                                             ------------ ------------

TOTAL ASSETS................................ $81,952,434  $78,151,396
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable....................  $2,040,367   $1,355,402
  Accrued salaries, wages, and commissions..   3,468,961    3,212,525
  Other liabilities.........................   2,715,421    2,468,669
                                             ------------ ------------
    Total current liabilities...............   8,224,749    7,036,596

OTHER LIABILITIES...........................     823,975      526,914
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized, 100,000,000
   shares of $0.40 par value each; issued
   and outstanding, 17,173,504 and
   17,326,487 shares, respectively..........   6,858,730    6,930,595
  Additional paid-in capital................  77,378,276   75,710,188
  Accumulated other comprehensive loss......    (329,000)    (240,000)
  Retained deficit.......................... (11,004,296) (11,812,897)
                                             ------------ ------------
    Total shareholders' equity..............  72,903,710   70,587,886
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.. $81,952,434  $78,151,396
                                             ============ ============


                AngioJet System Key Business Indicators

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                           Q4-05    Q1-06    Q2-06    Q3-06    Q4-06
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                   $15,609  $15,029  $14,582  $14,748  $15,258
----------------------------------------------------------------------
U.S. Drive Units Sold          40       42       28       46       22
----------------------------------------------------------------------
U.S. Drive Units in the
 Field                      1,509    1,560    1,600    1,645    1,672
----------------------------------------------------------------------
U.S. Catheter Utilization     8.2      7.5      7.0      6.6      7.1
----------------------------------------------------------------------
Gross Margin %               74.1%    72.7%    74.2%    71.1%    71.5%
----------------------------------------------------------------------
EPS Diluted                 $0.07    $0.01    $0.02   ($0.02)   $0.03
----------------------------------------------------------------------


  Comparison of Net Income Per Diluted Share Including the Effect of
    Stock-Based Compensation Expense Under SFAS 123(R) and SFAS 123

----------------------------------------------------------------------
Net Income Per Diluted Share    Q4-05   Q1-06   Q2-06   Q3-06   Q4-06
----------------------------------------------------------------------
Net income per diluted share -
 as reported for prior
 periods (1)                    $0.07     N/A     N/A     N/A     N/A
----------------------------------------------------------------------
Stock-based compensation
 expense, net of tax, per
 share (2)                     $(0.07) $(0.04) $(0.04) $(0.05) $(0.04)
----------------------------------------------------------------------
Net income (loss) per share
 including the effect of
 stock-based compensation
 expense (3)                    $0.00   $0.01   $0.02  $(0.02)  $0.03
----------------------------------------------------------------------

Notes:

1. Net income and net income per share prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123.

2. Stock-based compensation expense and stock-based compensation expense per share prior to fiscal 2006 is calculated based on SFAS 123 as previously disclosed in Possis' financial statement footnotes.

3. Net income (loss) and net income (loss) per share prior to fiscal 2006 represents pro forma information based on SFAS 123 as previously disclosed in Possis' financial statement footnotes.

    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com